For period ending February 28, 2009					Exhibit 77O0

File number 8116292
FORM 10f3
Rule 144A Securities

Fund:	 UBS U.S. Allocation Fund
Name of Adviser or SubAdviser__UBS Global Asset Management (Americas) Inc.
1.	Issuer:   Metlife Inc.
2.	Date of Purchase:  October 8, 2008      3.  Date offering commenced:
        October 8, 2008
4.	Underwriter(s) from whom purchased:  CS First Boston
5.	Affiliated Underwriter managing or participating in syndicate:
        UBS Investment Bank
6.	Aggregate principal amount or number of shares purchased:
        2,500,000 shs (firmwide)
7.	Aggregate principal amount or total number of shares of offering:
        75,000,000 shares
8.	Purchase price per unit or share (net of fees and expenses):  $26.50
9.	Initial public offering price per unit or share:  $26.50
10.	Commission, spread or profit:  $0.413
11.	Have the following conditions been satisfied?       YES      NO
        a.  The securities are part of an issue registered
            under Securities Act of 1933 that is being
            offered to the public, or is part of an issue
            of government securities (as defined in section
            2(a)(16) of the 1940 Act).                     __X___  ______

        b.  The securities were purchased prior to the
            end of the first day on which any sales are
            made (or, if a rights offering, the
            securities were purchased on or before the
            fourth day preceding the day on which the
            offering terminated)                         ___X___  _______

       c.  The securities were purchased at a price
           not more than the price paid by each other
           purchaser in the offering or any concurrent   ___X___  _______
           offering.

       d.  The underwriting was a firm commitment
           underwriting.                                 ___X___  _______

       e.  The commission, spread or profit was
           reasonable and fair in relation to that
           being received by others for underwriting 	___X___	_______
           similar securities during the same period.

       f.  The issuer of the securities and any
           predecessor has been in continuous operation
           for not less than three years.		___X___	_______

       g.  The amount of such securities purchased by
           the Fund and all other accounts over which
           the Adviser (or Subadviser, if applicable)	___X___	_______
           exercises investment discretion did not
           exceed 25% of the principal amount of the offering.

       h.  No Affiliated Underwriter benefited directly
           or indirectly from the purchase.		___X___	_______

Note: Refer to the Rule 10f3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as affiliates of the Adviser or SubAdviser participating in a selling syndicate, as applicable.

Approved:  /s/James Malles		Date:	October 28, 2008